News Release For Immediate Release Company Contact: Jack Collins, CFO Phone: (405) 702-7460
Websites: www.qrcp.net & www.qelp.net

Quest Provides Operational Update

OKLAHOMA CITY – October 10, 2008 –Quest Resource Corporation (NASDAQ: QRCP) (“QRCP”) and Quest Energy Partners, L.P. (NASDAQ: QELP) (“QELP”) today provided the following update on operations, liquidity, and planned distributions:

Quest Resource Corporation—Appalachian Basin

QRCP owns the right to develop more than 122,000 net acres within the recognized fairway of the emerging Marcellus Shale play in the Appalachian Basin and more than 7,000 net acres outside the fairway. QRCP plans to drive reserve and production growth through the development of this large acreage position. The development of this acreage will require significant amounts of additional capital resources.

In the fourth quarter of 2008, QRCP plans to spend approximately $11 million on Appalachian Basin capital projects including the drilling of one vertical test well in Lycoming County, Pennsylvania, two horizontal wells in Wetzel County, West Virginia, one horizontal well in Lewis County, West Virginia, and two vertical wells in Ritchie County, West Virginia.

QRCP currently has one rig drilling the two horizontal wells in Wetzel County that will be moved to Lewis County upon completion of these wells. A contractor has begun preparing the drilling location in Lycoming County for a rig that is expected to be on location by the middle of October. A rig is expected to arrive on location in Ritchie County to drill the two vertical wells within the next 10 days.

QRCP must drill these wells to satisfy obligations under various leases with deadlines prior to the end of the year. If QRCP did not drill some or all of these wells, it could potentially lose leases covering up to approximately 15,000 net acres in the Appalachian Basin.

On an unconsolidated basis, QRCP currently has an outstanding term loan of $33.5 million and total available cash of approximately $1.0 million.

In addition to the capital expenditures discussed above, QRCP and its affiliates are currently experiencing significant unexpected costs associated with the investigation of the questionable transfers of funds from the Quest entities by Mr. Jerry Cash, QRCP’s former chief executive officer. Management believes that QRCP will need to raise significant additional capital in the near term in order to fund these capital expenditures and to pay these expenses. QRCP is currently negotiating with its lender for, among other things, an additional revolving credit facility and a waiver of any potential defaults that may have occurred as a result of Mr. Cash’s questionable transfers.

QRCP has engaged Tudor, Pickering, Holt & Co. Securities, Inc. to assist QRCP in exploring strategic alternatives, including a number of options to, among other things, secure adequate funding for its planned drilling and development activities in the Marcellus Shale region, including the sale of equity securities, the incurrence of additional debt, joint ventures, farm-outs and selected asset sales. David Lawler, President of each of the Quest entities, said, “we remain optimistic about the potential associated with our large acreage position prospective for the Marcellus Shale. We are also reassigning some of our people to this area from the Cherokee Basin, which will enhance our operations in the area.”

There is no assurance that QRCP will be successful in raising additional capital, obtaining additional debt financing or obtaining any required waivers. If QRCP is unsuccessful in its negotiations with its lenders or raising additional capital, QRCP would experience liquidity issues that would adversely impact its future plans and results of operations.

Internal Investigation Update

The independent internal investigation initiated by the boards of QRCP and the general partners of QELP and Quest Midstream Partners, L.P. into the questionable transfer of funds to Mr. Cash remains on-going. Based on the information obtained in the investigation to date, the special committee of the boards conducting the investigation continues to believe that the questionable transfers involved a total of approximately $10 million (as originally announced). QRCP and QELP are aggressively seeking restitution from Mr. Cash for this amount. The companies cannot accurately predict when the investigation will be complete, what the final results of that investigation will be, or whether any recovery of the missing assets can be made.

In addition, both QRCP and QELP and certain of their officers and directors have been named as defendants in several class action securities lawsuits and QRCP and certain of its officers and directors have been named in lawsuits asserting derivative claims for breach of fiduciary duty related to the questionable transfers of funds to Mr. Cash. QRCP and QELP have retained counsel to represent them in such litigation and intend to defend themselves vigorously against such claims.

Quest Energy Partners, L.P.—Cherokee Basin

QELP is the largest producer of natural gas in the Cherokee Basin of southeast Kansas and northeast Oklahoma. QELP’s total net natural gas production averaged an estimated 58.5 million cubic feet per day (Mmcf/d) in the third quarter of 2008, up from an average of approximately 56.2 Mmcf/d in the second quarter of 2008, a sequential increase of 4%.

QELP has hedging contracts covering approximately 4.5 Bcf of production for the fourth quarter of 2008. Approximately 35% of the hedge contracts are tied to NYMEX prices with no basis locks and thus expose the partnership to the recent widening of the basis differential in the region, which were $3.38/Mmbtu for the October 2008 bid week and $1.99/Mmbtu for the September 2008 bid week versus an average of $1.37/Mmbtu for the first eight months of 2008. The partnership currently expects to realize an approximate weighted average price of between $6.25/Mmbtu and $6.50/Mmbtu on hedged volumes in the fourth quarter of 2008.

QELP has entered into hedging contracts for approximately 16 Bcf of production for 2009. Only 5% of the 2009 contracts are tied to NYMEX prices without basis locks. As a result, the partnership currently expects to realize a weighted average price of between approximately $7.80/Mmbtu and $7.90/Mmbtu on hedged volumes in 2009.

As of October 3, 2008, QELP has drilled 336 gross wells in the Cherokee Basin, which exceeds the 325 wells planned for the year. As of the same date, the partnership had completed and connected 302 gross wells in the Cherokee Basin out of the 325 wells planned for the year and had an inventory of approximately 100 wells that had been drilled but are awaiting completion and connection. The partnership has decided to defer the completion and connection of the majority of these wells due to the currently wide natural gas price differential in the basin and a desire to operate within cash flow from operations.

Mr. Lawler said, “We exceeded our annual drilling plan in the Cherokee Basin ahead of schedule due to the efficient work of our drilling crew. At this time, due to our inability to access the public equity and debt capital markets at attractive prices as a result of the current crisis in our country’s financial markets and the costs associated with our ongoing internal investigation, we determined that it would be prudent to proactively slow down our development in the Cherokee Basin in the short term. The low natural gas prices in the Cherokee Basin have reinforced this decision. Absent these factors, our internal oilfield service division would now be working to complete and connect the wells. However, we expect to resume our Cherokee Basin development program upon the conclusion of the independent internal investigation and after market conditions improve. As a result of this slow-down, 28 internal development related operations personnel were unfortunately impacted.”

Quest Energy Partners, L.P.—Appalachian Basin

QELP expanded into the Appalachian Basin in July 2008 through the acquisition from QRCP of natural gas and oil producing wells and has opened an office in the Pittsburgh area. Estimated total net natural gas equivalent production is currently approximately 3.4 million cubic feet of equivalents per day (Mmcfe/d) and has averaged this rate since the properties were acquired in July.

In Ritchie County, West Virginia, production was curtailed for approximately nine days during the quarter due to a gathering system upgrade that was completed last week. Infrastructure enhancement projects are underway in Wetzel County, West Virginia and are scheduled for completion by the end of this month. The enhancements in Wetzel County should allow for unconstrained sales on three producing vertical Marcellus wells owned by QELP and for the horizontal wells currently being drilled by QRCP. Removing the production constraint is expected to immediately increase production from the existing wells by a combined 0.3 to 0.5 Mmcf/d.

Mr. Lawler said, “Our expansion into Appalachia has given the partnership long-lived natural gas producing properties that add geographic and geologic diversity, receive premium natural gas pricing, and offer numerous opportunities to complete the existing wells in additional formations with proved developed non-producing reserves. Our operating team in Appalachia believes the opportunity exists to enhance production from existing wells and we have reassigned several of our Cherokee Basin employees to capture this potential upside.”

Quest Energy Partners, L.P.—Liquidity and Distributions

QELP will require significant additional capital resources in order to fully develop its undeveloped natural gas reserves in the Cherokee Basin and to further develop its Appalachian Basin reserves. There is no assurance that such resources will be available to QELP.

At September 30, 2008, QELP’s total funded debt balance was $228 million and total cash was approximately $9 million. As of September 30, 2008, total funded debt consisted of $183 million drawn on its revolving credit facility (out of a total current availability of $190 million) and a $45 million, second lien term loan facility that matures in January 2009. However, the partnership is currently undergoing its mid-year borrowing base redetermination and is negotiating with its lenders for, among other things, an extension of its term loan facility and a waiver of any potential defaults that may have occurred as a result of Mr. Cash’s questionable transfers. In the event that QELP’s lenders were to reduce the borrowing base and therefore the amount available under QELP’s revolving credit facility, not extend the maturity date of the term loan and/or grant any required waivers, QELP intends to seek additional funding through the incurrence of additional indebtedness, the sale of equity securities or the sale of assets and the reduction of costs. If QELP is unsuccessful in its negotiations with its lenders or raising additional capital, QELP would experience liquidity issues that would adversely impact its future plans, results of operations and ability to make distributions on its units.

Due to lower than expected natural gas prices in the Cherokee Basin and significant unexpected costs associated with the ongoing internal investigation, management currently plans to recommend to QELP’s Board of Directors a cash distribution for the third quarter of 2008 of $0.43 per unit for all common units outstanding (unchanged from the prior quarter). The potential distribution is subject to QELP’s negotiations with its lenders or ability to raise additional capital and to approval by the Board of Directors of QELP’s general partner.

Gary Pittman was recently appointed Chairman of the Board of Directors of QELP’s general partner.

Quest Midstream (Natural Gas Pipelines Segment)

QRCP’s natural gas pipelines segment conducts its operations through privately held Quest Midstream Partners, L.P. (“QMLP”). QMLP increased the size of its low pressure gathering system in the Cherokee Basin during the third quarter to approximately 2,133 miles after constructing approximately 50 miles of low pressure gas gathering pipelines. In the third quarter of 2008, QMLP’s total natural gas throughput volumes in the Cherokee Basin rose by approximately 4% from the prior quarter and by approximately 19% from the year ago quarter. QMLP’s interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri did not experience any significant interruption during the third quarter of 2008.

As of September 30, 2008 QMLP’s total funded debt balance was $128 million, consisting solely of amounts drawn on its $135 million revolving credit facility, and total cash was approximately $4 million. The partnership is negotiating with its lenders to, among other things, delay the step down provision of its total leverage ratio and obtain a waiver of any potential defaults that may have occurred as a result of Mr. Cash’s questionable transfers. If QMLP is unable to negotiate a step down in its leverage ratio or obtain any required waivers, QMLP would need to either sell additional common units, reduce costs and/or sell assets in order to reduce its outstanding indebtedness and to replace the remaining undrawn amount under its revolving credit facility if it wishes to fund an ongoing capital program. At such time as QELP resumes its development program in the Cherokee Basin, QMLP will require additional capital resources in order to connect the additional wells developed by QELP. There is no assurance that QMLP will be successful in raising additional capital. If QMLP is unsuccessful in its negotiations with its lenders or raising additional capital and is therefore not able to fund an ongoing capital program, QMLP would experience liquidity issues that would adversely impact QRCP’s and QELP’s future plans and operations.

The partnership’s initial public offering plans have been suspended due to soft market conditions and the investigation into Mr. Cash’s questionable transfers of funds. As a result, QMLP will not satisfy its contractual obligation with its investors to have completed an initial public offering by December 22, 2008. Under the terms of an investors’ rights agreement among QRCP and QMLP’s investors, after December 22, 2008 and until such time, if any, as an initial public offering is completed by QMLP, the investors may require QMLP’s general partner to effect a sale of either all of QMLP’s assets or partner interests. Additional information about the investors’ rights agreement is contained in QRCP’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

QRCP is currently evaluating a number of options in response to these developments.

About Quest Resource Corporation and Quest Energy Partners, L.P.

Quest Resource Corporation is a fully integrated E&P company that owns: the right to develop approximately 130,000 net acres in the Appalachian Basin of the northeastern United States, including 122,600 acres prospective for the Marcellus Shale; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P.; and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Energy Partners, L.P. was formed by Quest Resource Corporation to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations in the Basin. The partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corporation to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns more than 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including the results of the internal investigation described in this press release, the ongoing worldwide crisis in the capital markets, uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. These risks, and other risks are detailed in Quest Resource Corporation’s and Quest Energy Partners, L.P.’s filings with the Securities and Exchange Commission, including risk factors listed in their latest annual reports on Form 10-K and other filings with the Securities and Exchange Commission. You can find Quest Resource Corporation’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov and Quest Energy Partners, L.P.’s filings with the Securities and Exchange Commission at www.qelp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.

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